Exhibit 99.1

News For Immediate Release

WildHorse Resource Development Corporation Announces Third Quarter Results

HOUSTON, November 8, 2017 – WildHorse Resource Development Corporation (NYSE: WRD) announced today its operating and financial results for the three months ended September 30, 2017.

Operational highlights from third quarter 2017 include:

•	Increased average daily production by 161% to 36.6 Mboe/d for the third quarter 2017 compared to 14.0 Mboe/d for the third quarter 2016

•	Brought online 27 gross (27.0 net) Eagle Ford wells and 1 gross (1.0 net) Austin Chalk well in the third quarter of 2017

•	Total of 68 gross Gen 3 Eagle Ford wells are now online averaging above WRD’s Eagle Ford type curve of 91 boe per foot

•	Brought online 3 additional wells outside of Cawley, Gillespie & Associates’ (“CGA”) and management’s 3P area

•	Drilled 10 gross wells on the recently acquired Anadarko/KKR acreage

•	Experienced minimal downtime from Hurricane Harvey resulting in approximately 175 boe/d of shut in gross production during the third quarter

•	Gained efficiencies on drilling and completions with no increases in cycle times

•	Achieved an average drilling time of 13.4 days from spud to rig release on all Eagle Ford rigs in the third quarter of 2017

•	Continued successful testing of Eagle Ford refracs with two additional tests online in the third quarter of 2017

Financial highlights from third quarter 2017 include:

•	Reported a Net Loss available to common stockholders of $17.3 million or ($0.17) per share for the third quarter 2017. Reported Adjusted Net Income available to common stockholders(1) of $11.6 million or $0.12 per share for the third quarter 2017

•	Reported Adjusted EBITDAX(1) of $98.4 million for the third quarter 2017 compared to $23.7 million for the third quarter 2016

Other significant highlights and recent events include:

•	Increased the borrowing base on WRD’s revolving credit facility to $875 million from $612.5 million in October 2017

•	Issued an additional $150 million of 6.875% Senior Notes due 2025

•	Added approximately 5.3 million barrels of crude oil hedges distributed across 2017 to 2020 during the third and fourth quarter of 2017

•	Added approximately 6.1 million barrels of West Texas Intermediate (“WTI”) to Louisiana Light Sweet (“LLS”) basis swaps in 2017 and 2018 at a differential of $3.99 per barrel and $3.04 per barrel, respectively during the third and fourth quarter of 2017

“With nearly 70 Gen 3 wells now online across our Eagle Ford position, we continue to prove our Gen 3 design and extensively delineate our 385,000 net acre position. Furthermore, during the third quarter, we continued to test our acreage with three additional wells brought online outside of CGA’s and management’s 3P area. By year end, we expect several more step out wells along with additional tests of the Austin Chalk,” said Jay Graham, Chairman and Chief Executive Officer of WRD. “In addition, we have been quick to bring value forward from our recent acquisitions. At the end of the third quarter, WRD has completed a total of 29 wells on the Clayton Williams acreage and drilled 10 wells on the Anadarko/KKR acreage. As we look forward to 2018, we are excited by the opportunities ahead of us and plan to continue delineating our acreage position in a prudent manner with an emphasis on solid leverage metrics, ample liquidity, and a strong hedge book.”

Third Quarter 2017 Results

Net Loss available to common stockholders was $17.3 million or ($0.17) per share for the third quarter 2017. WRD also reported Adjusted Net Income available to common stockholders(1) of $11.6 million or $0.12 per share for the third quarter 2017. WRD reported Adjusted EBITDAX(1) for the third quarter 2017 of $98.4 million compared to $23.7 million for the third quarter 2016.

Net production increased by 161% year-over-year to 36.6 Mboe/d for the third quarter 2017 compared to 14.0 Mboe/d for the third quarter 2016. Third quarter 2017 net production consisted of 62% oil, 26% natural gas, and 12% NGLs. During the third quarter, WRD experienced minimal downtime as a result of Hurricane Harvey, which shut in gross production of approximately 175 boe/d. Despite being one of closest public operators to the inclement weather, WRD’s proactive response effort mitigated the impact of the storm. Ahead of Harvey’s landfall, WRD secured additional oil hauling capacity, worked with midstream providers, and prepared diesel and gasoline for WRD and its vendors at strategically located fuel supply depots in the field. WRD’s assets sustained no damage as a result of the storm.

Total revenues for the third quarter 2017, excluding the impact of realized hedges, were $122.5 million compared to $33.2 million for the third quarter 2016. Total revenues were primarily higher as a result of increased production, acquisitions, and higher commodity prices.

At the end of the third quarter 2017, the crude oil premium between WTI and LLS widened resulting in favorable pricing as WRD’s production is primarily sold at LLS pricing. However, as WRD’s crude is marketed based on the front month contract, the improved pricing had a minimal effect on the third quarter results. Even without the benefit of improved LLS pricing, oil realizations were still at the high end of our guidance at almost 100% of WTI in the third quarter. If LLS pricing maintains the current spread to WTI, oil price realizations as a percentage of WTI could potentially be even higher in the fourth quarter of 2017.

Average realized prices for the quarter ending September 30, 2017 and 2016, before the effect of commodity derivatives, are presented below:

			Percent
	Q3’17	Q3’16	Change
Oil (per Bbl)	$47.89	$43.19	11%
Natural Gas (per Mcf)	$2.90	$2.80	4%
NGL (per BbL)	$16.65	$12.06	38%

Total (per Boe)	$36.30	$25.47	43%

Average realized prices for the quarter ending September 30, 2017 and 2016, after the effect of commodity derivatives, are presented below:

			Percent
	Q3’17	Q3’16	Change
Oil (per Bbl)	$49.58	$43.85	13%
Natural Gas (per Mcf)	$2.99	$2.77	8%
NGL (per BbL)	$16.65	$12.06	38%

Total (per Boe)	$37.49	$25.61	46%

LOE for the third quarter 2017 was $12.4 million, or $3.70 per boe, compared to $2.6 million, or $2.04 per boe, for the third quarter 2016. The year over year difference is attributable to higher LOE on production acquired with the Clayton Williams acquisition in December 2016 and the Anadarko/KKR acquisition in June 2017. LOE declined 15% from $4.37 per boe in the first quarter 2017 reflecting continued efficiencies since the Clayton Williams acquisition as well as greater produced volumes with lower cost LOE. Third quarter 2017 LOE was also impacted by the inclusion of the Anadarko/KKR acquisition incurring higher cost legacy production. WRD expects to realize future LOE reductions on the Anadarko/KKR acreage similar to the efficiencies already achieved on the Clayton Williams acreage.

Gathering, processing and transportation expense (“GP&T”) for the third quarter 2017 was $3.8 million, or $1.12 per boe, compared to $1.6 million, or $1.23 per boe, in the third quarter 2016. GP&T increased quarter-over-quarter on a per unit basis from $0.95 per boe in the second quarter of 2017. The increase since last quarter in GP&T expense on a per unit basis is primarily attributable to the acquisition of the Anadarko/KKR acreage, which has higher fee gas purchasing and processing contracts.

Taxes other than income were $6.0 million for the third quarter 2017, or $1.80 per boe, compared to $1.8 million, or $1.39 per boe, for the third quarter 2016. Taxes other than income in the third quarter 2017 increased primarily due to higher price realizations, changes in commodity mix, higher ad valorem taxes associated with increased property valuations, and Louisiana franchise taxes incurred as a result of corporate reorganization at WRD’s initial public offering.

General and administrative (“G&A”) expense for the third quarter 2017 was $11.0 million, or $3.28 per boe, compared to $4.9 million, or $3.82 per boe, for the third quarter 2016. During the third quarter 2017, G&A expense included $2.4 million, or $0.72 per boe, of stock-based compensation expense and $1.0 million, or $0.30 per boe, of acquisition related costs. Cash G&A expense excluding acquisition related costs for the third quarter 2017 was $7.7 million or $2.28 per boe.

Exploration expense was $4.7 million for the third quarter 2017 compared to $1.5 million for the third quarter 2016. The increase in exploration expense was primarily due to undeveloped leasehold impairments of $3.2 million as a result of expiring acreage leases primarily in the Athens operating area of the North Louisiana asset.

Net interest expense during the third quarter 2017 was $8.7 million, including amortization of deferred financing fees of approximately $0.7 million. This compares to net interest expense during the third quarter 2016 of $1.9 million, including amortization of deferred financing fees of approximately $0.1 million. Capitalized interest during the third quarter 2017 was $0.8 million. The increase in net interest expense is primarily the result of higher levels of indebtedness due to the issuance of senior notes in the first and third quarter of 2017.

Drilling and completion (“D&C”) capital expenditures totaled $214.2 million in the third quarter 2017. During the third quarter, WRD allocated approximately 92% of its D&C capex to the Eagle Ford and 8% to North Louisiana.

(1)	Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, Cash G&A, Pro-Forma measures, and net debt are financial measures not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Operational Update

WRD reported third quarter average daily production of 36.6 Mboe/d consisting of 62% oil, 26% natural gas, and 12% NGLs. WRD brought online a total of 28 gross (28.0 net) wells including 27 gross (27.0 net) Eagle Ford wells and 1 gross (1.0 net) Austin Chalk well in the third quarter 2017. These new wells bring the total number of Gen 3 Eagle Ford completions to 68 gross wells with the average exceeding WRD’s Eagle Ford type curve of 91 boe per foot.

During the third quarter of 2017, WRD brought online 19 gross Eagle Ford wells on the Clayton Williams acreage bringing the total to 29 wells. Three of the Eagle Ford wells on the Clayton Williams acreage, the Jake #1, Jurica #1H, and Doughtie #1H, were drilled outside of CGA’s and management’s 3P area. The Jurica/Doughtie pad, located directly southwest of the Farmers North/Miman pad, came online at an IP-30(2) of 674 boe/d (96% oil) and 785 boe/d (95% oil) for each well, respectively. The Jake #1 well, previously mentioned on the second quarter 2017 conference call, is located 7 miles north of the nearest previously completed Gen 3 well and continues to perform in line with management’s expectations. Given WRD’s continued delineation and development activity, WRD’s reserves and location inventory are expected to increase at year end. In addition, WRD also drilled 10 wells directly on the Anadarko/KKR acreage which are expected to come online in the fourth quarter of 2017.

WRD also brought online an Austin Chalk well, located in Burleson County 20 miles northeast of the Winkelmann #1H, at an IP-30(2) of 744 boe/d (32% oil, 30% NGLs, 38% natural gas) normalized for a 6,500’ lateral. The well is showing an extremely shallow decline and is in line with management’s expectations for this structurally updip part of the Austin Chalk. Given encouraging results in the Austin Chalk, at the end of the third quarter, WRD re-allocated a rig from North Louisiana to drill two additional Austin Chalk wells by year end. Also, during the third quarter of 2017, WRD brought online two additional Eagle Ford refracs bringing the total to six refracs in 2017 with encouraging results on all six wells.

In addition, WRD continues to exceed its target of 14 days from spud to rig release with an average drilling time of 13.4 days on all Eagle Ford rigs in the third quarter. Furthermore, WRD is continuing to see efficiency improvements from its completions crews and is not experiencing increased cycle times reported by some peer operators in other basins.

For the fourth quarter of 2017, WRD expects to bring online 30 to 35 gross Eagle Ford wells, 2 gross Austin Chalk wells, and 6 gross North Louisiana wells. This is one less North Louisiana well than previously anticipated as a rig from the area was reallocated to the Austin Chalk at the end of the third quarter. Eagle Ford and North Louisiana wells for the fourth quarter are currently expected to have an average working interest of approximately 94% and 70%, respectively. However, the average working interest may potentially increase on the planned wells prior to completion as has been the case in recent quarters.

(2)	The initial production rates represent the peak average of the initial production rates for the applicable consecutive days of production.

Financial Update

During the third quarter, WRD issued an additional $150 million of 6.875% Senior Notes due 2025. Total net debt outstanding as of September 30, 2017 was $653.1 million, including $158.5 million of debt outstanding under WRD’s revolving credit facility, $500.0 million of Senior Notes due 2025, and $5.4 million in cash and cash equivalents. On October 4, 2017, in connection with its regularly scheduled mid-year redetermination, the borrowing base on WRD’s revolving credit facility was increased to $875 million from $612.5 million. The next redetermination of the borrowing base utilizing year-end 2017 reserves is scheduled for April 2018. As of September 30, 2017 and pro-forma for the borrowing base increase, WRD’s liquidity was $721.9 million consisting of $5.4 million of cash and cash equivalents and $716.5 million of availability under its revolving credit facility.

WRD’s net debt to annualized third quarter 2017 Adjusted EBITDAX ratio was 1.7 times. WRD continues to target a net debt to quarterly annualized Adjusted EBITDAX ratio of 2.0 times based on the mid-point of guidance. WRD expects the available borrowings under its revolving credit facility to provide sufficient liquidity to finance anticipated working capital and capital expenditure requirements.

Hedging Update

WRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the third quarter of 2017 was approximately 2.2 MMboe, or 65% of third quarter production of 3.4 MMboe. As of November 8, 2017, WRD had hedged approximately 85% of fourth quarter 2017 production on a barrel of oil equivalent basis (using the mid-point of WRD’s annual guidance range).

During the third quarter and early fourth quarter 2017, WRD entered into additional commodity derivative contracts for certain crude oil volumes. Specifically, WRD hedged approximately 5.3 million barrels of crude oil distributed across 2017 to 2020 at approximately $50 per barrel. During the third quarter and the beginning of the fourth quarter of 2017, WRD also hedged the spread between WTI and LLS locking in approximately 6.1 million barrels of production in 2017 and 2018 with basis swaps at a differential of approximately $3.99 per barrel in 2017 and $3.04 per barrel in 2018.

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of November 8, 2017.

	Q4 2017	2018	2019	2020
Crude Oil Hedge Contracts:
Total crude oil volumes hedged (Bbl)	2,089,724	8,453,084	4,948,218	1,101,762
Volumes hedged (Bbl/d)	22,714	23,159	13,557	3,010
Total weighted-average price (3)	$52.54	$51.74	$52.47	$50.19
Expected crude production hedged (4)	94%	—	—	—

Natural Gas Hedge Contracts:
Total natural gas volumes hedged (MMBtu)	5,692,660	11,825,800	9,877,900	—
Volumes hedged (MMbtu/d)	61,877	32,399	27,063	—
Total weighted-average price (3)	$3.25	$3.03	$2.81	—
Expected gas production hedged (4)	89%	—	—	—

Total Hedge Contracts:
Total hedged production (boe)	3,038,501	10,424,051	6,594,535	1,101,762
Volumes hedged (Boe/d)	33,027	28,559	18,067	3,010
Total weighted-average price ($/boe) (3)	$42.21	$45.39	$43.58	$50.19
Expected total production hedged (4)	85%	—	—	—

LLS Basis Swaps
Total crude oil volumes hedged (Bbl)	1,843,600	3,728,700	—	—
Volumes hedged (Bbl/d)	20,039	10,216	—	—
Total weighted-average price - WTI (3)	$3.98	$3.04	—	—
Expected crude production hedged (4)	83%	—	—	—

(3)	Utilizing the mid-point for collars.
(4)	Using the mid-point of WRD’s 2017 guidance ranges.

Upcoming Conferences

Members of WRD’s management team intend to participate in the following upcoming investment conferences:

•	Jefferies 7th Annual Energy Conference on Tuesday to Wednesday, November 28 – 29, 2017 (Houston, Texas)

•	Capital One 12th Annual Energy Conference on Wednesday to Thursday, December 6 – 7, 2017 (New Orleans, Louisiana)

Presentation materials for all conferences mentioned above will be available on WRD’s website at www.wildhorserd.com on or prior to the day of the respective presentation.

Quarterly Report on Form 10-Q

WRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before November 14, 2017.

Conference Call and Webcast

WRD will host an investor conference call tomorrow morning, November 9, 2017 at 8 a.m. Central (9 a.m. Eastern) to discuss these operating and financial results. Interested parties are invited to participate on the call by dialing (877) 883-0383 (Conference ID: 1125213), or (412) 902-6506 for international calls, (Conference ID: 1125213) at least 15 minutes prior to the start of the call or via the internet at www.wildhorserd.com. A replay of the call will be available on WRD’s website or by phone at (877) 344-7529 (Conference ID: 10112285) for a seven-day period following the call.

About WildHorse Resource Development Corporation

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale in East Texas and the Over-Pressured Cotton Valley in North Louisiana. For more information, please visit WRD’s website at www.wildhorserd.com.

Cautionary Statements and Additional Disclosures

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that WRD expects or anticipates will or may occur in the future, including such things as WRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of WRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

WRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond WRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in WRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by WRD will be realized, or even if realized, that they will have the expected consequences to or effects on WRD, its business or operations. WRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Some of the above results are preliminary. Such preliminary results are based on the most current information available to management. As a result, WRD’s final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Cash General and Administrative Expenses

Our presentation of cash G&A expenses is a non-GAAP measure. We define cash G&A as total G&A determined in accordance with GAAP less non-cash equity compensation expenses, and we may express it on a per boe basis. We report and provide guidance on cash G&A because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and natural gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A should not be considered as an alternative to, or more meaningful than, total G&A as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, and Net Debt. The accompanying appendix and schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as Net Income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as WRD does.

WildHorse Resource Development Corporation

Statements of Consolidated and Combined Operations

	For the Three Months
	Ended September 30,
(Amounts in $000s except per share data)	2017	2016
Revenues:
Oil sales	$100,391	$19,208
Natural gas sales	14,906	12,135
NGL sales	6,881	1,466
Other income	308	430

Total operating revenues	122,486	33,239

Operating Expenses:
Lease operating expenses	12,435	2,625
Gathering, processing and transportation	3,761	1,580
Gathering system operating expense	9	(19)
Taxes other than income	6,047	1,797
Depreciation, depletion and amortization	51,843	19,418
General and administrative expenses	11,043	4,927
Exploration expense	4,749	1,453

Total expenses	89,887	31,781

Income (loss) from operations	32,599	1,458

Other Income (Expense):
Interest expense	(8,749)	(1,856)
Debt extinguishment costs	—	—
Gain (loss) on derivative instruments	(40,288)	3,670
Other income (expense)	(12)	(15)

Total other income (expense)	(49,049)	1,799

Income (loss) before income taxes	(16,450)	3,257
Income tax benefit (expense)	5,646	(200)

Net Income (loss)	(10,804)	3,057

Net income (loss) attributable to previous owners	—	5,161
Net income (loss) attributable to predecessor	—	(2,104)

Net income (loss) available to WRD	(10,804)	—
Preferred stock dividends	6,450	—
Undistributed earnings allocated to participating securities	—	—

Net income (loss) available to common stockholders	$(17,254)	$—

Earnings per share
Basic	$(0.17)	—
Diluted	$(0.17)	—

Weighted average shares outstanding
Basic	99,142	—
Diluted	99,142	—

WildHorse Resource Development Corporation

Statements of Consolidated and Combined Cash Flows

	For the Three Months
	Ended September 30,
(Amounts in $000s)	2017	2016
Cash flows from operating activities:
Net Income (Loss)	$(10,804)	$3,057
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation, depletion and amortization	51,642	19,317
Accretion of asset retirement obligations	201	101
Dry hole expense and impairments of unproved properties	3,247	—
Amortization of debt issuance costs	685	114
(Gain) loss on derivative instruments	40,288	(3,669)
Cash settlements on derivative instruments	5,802	170
Accretion of senior note discount	92	—
Deferred income tax expense	(6,630)	205
Debt extinguishment expense	—	—
Amortization of equity awards	2,414	—
Changes in operating assets and liabilities	(15,779)	(12,334)

Net cash provided by (used in) operating activities	71,158	6,961

Cash flows from investing activities:
Net cash used in investing activities	(237,222)	(18,320)

Cash flows from financing activities:
Net cash provided by financing activities	156,840	7,312

Net Change in Cash and Cash Equivalents	$(9,224)	$(4,047)
Cash and Cash Equivalents, Beginning of Period	14,633	5,498
Cash and Cash Equivalents, End of Period	5,409	1,451

WildHorse Resource Development Corporation

Operating Data

	For the Three Months
	Ended September 30,
	2017	2016
Production volumes
Oil Sales (MBbls)	2,097	445
Natural Gas Sales (MMcf)	5,133	4,331
NGL Sales (MBbls)	413	122

Total (Mboe)	3,365	1,288
Total (Mboe/d)	36.6	14.0

Average unit costs per boe
Lease operating expense	$3.70	$2.04
Gathering, processing and transportation	$1.12	$1.23
Taxes other than income	$1.80	$1.39
General and administrative expenses	$3.28	$3.82
Cash General and administrative expenses	$2.58	$3.82
Acquisition-related expenses	$0.30	$0.04

WildHorse Resource Development Corporation

Consolidated Balance Sheet

	September 30,	December 31,
(Amounts in $000s)	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$5,409	$3,115
Accounts receivable, net	60,658	26,428
Short-term derivative instruments	2,537	—
Prepaid expenses and other current assets	3,156	1,633

Total Current Assets	71,760	31,176

Property & equipment:
Oil and natural gas properties	2,716,000	1,573,848
Other property and equipment	47,105	34,344
Accumulated depreciation, depletion and impairment	(311,279)	(200,293)

Total property and equipment, net	2,451,826	1,407,899

Other noncurrent assets
Restricted cash	502	886
Long-term derivative instruments	9,667	—
Debt issuance costs	2,777	2,320
Other long-term assets	—	—

Total Assets	$2,536,532	$1,442,281

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$31,608	$21,014
Accrued liabilities	135,895	23,371
Short-term derivative instruments	3,302	14,087
Asset retirement obligations	90	90

Total Current Liabilities	170,895	58,562

Noncurrent Liabilities:
Long-term debt	642,567	242,750
Asset retirement obligations	14,043	10,943
Deferred tax liabilities	132,815	112,552
Long-term derivative instruments	1,426	8,091
Other long-term liabilities	1,190	1,495

Total liabilities	962,936	434,393

Series A Perpetual Convertible Preferred Stock	438,861	—

Stockholders’ equity:
Common stock	1,012	917
Additional paid-in capital	1,114,829	1,017,368
Accumulated earnings (deficit)	18,894	(10,397)

Total stockholders’ equity	1,134,735	1,007,888

Total Liabilities & Equity	$2,536,532	$1,442,281

WildHorse Resource Development Corporation

Commodity Hedge Positions

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of November 8, 2017.

	Q4 2017	2018	2019	2020
Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl)	1,302,656	6,834,488	4,537,693	1,101,762
Weighted-average fixed price	$51.04	$52.31	$52.69	$50.19

Collar contracts:
Volume (Bbl)	13,668	25,096	—	—
Weighted-average floor price	$50.00	$50.00	—	—
Weighted-average ceiling price	$62.10	$62.10	—	—

Deferred put options
Volume (Bbl)	773,400	1,593,500	410,525	—
Weighted-average floor price	$55.00	$49.23	$50.00	—
Weighted-average put premium	($4.77)	($4.61)	($5.95)	—

LLS basis swaps
Volume (Bbl)	1,843,600	3,728,700	—	—
Weighted-average fixed price - WTI	$3.98	$3.04	—	—

Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu)	1,909,600	11,825,800	9,877,900	—
Weighted-average fixed price	$3.10	$3.03	$2.81	—

Collar contracts:
Volume (MMBtu)	1,380,000	—	—	—
Weighted-average floor price	$3.00	—	—	—
Weighted-average ceiling price	$3.36	—	—	—

Deferred put options
Volume (MMBtu)	2,403,060	—	—	—
Weighted-average floor price	$3.40	—	—	—
Weighted-average put premium	($0.37)	—	—	—

Calculation of Adjusted EBITDAX:

We evaluate performance based on Adjusted EBITDAX. Adjusted EBITDAX is defined as Net Income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; transaction related costs; IPO related expenses; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; gains on sale of assets and other non-routine items. The following table presents WRD’s information for the periods indicated:

Adjusted EBITDAX

	For the Three Months
	Ended September 30,
(Amounts in $000s)	2017	2016
Net Income (Loss)	$(10,804)	$3,057
Add (Deduct):
Interest expense, net	8,749	1,856
Income tax (benefit) expense	(5,646)	200
Depreciation, depletion and amortization	51,843	19,418
Exploration expense	4,749	1,453
(Gain) loss on derivative instruments	40,288	(3,670)
Cash settlements received / (paid) on commodity derivatives	5,802	170
Stock-based compensation	2,414	—
Acquisition related costs	998	51
Initial public offering costs	—	1,182
Non-cash liability amortization	—	—

Adjusted EBITDAX	$98,393	$23,717

Calculation of Adjusted Net Income (Loss) Available to Common Stockholders:

Adjusted Net Income (Loss) available to common stockholders is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Adjusted Net Income (Loss) available to common stockholders as Net Income (Loss) available to common stockholders excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, stock-based compensation, incentive-unit compensation expense, impairment-related expenses and the tax effects related to these adjustments. We believe Adjusted Net Income (Loss) available to common stockholders is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.

The following table provides a reconciliation of Net Income (Loss) available to common stockholders as determined in accordance with GAAP to Adjusted Net Income (Loss) available to common stockholders for the periods indicated:

Adjusted Net Income (Loss) available to common stockholders

	For the Three Months
	Ended September 30, 2017
	(Amounts in $000s)	(Basic / Diluted EPS)
Net Income (Loss) available to common stockholders	$(17,254)	($0.17)

Add (Deduct)
(Gain) loss on derivative instruments	40,288	0.41
Cash settlements received / (paid) on commodity derivatives	5,802	0.06
Stock-based compensation	2,414	0.02
Impairment of oil and gas properties	3,247	0.03
Debt extinguishment costs	—	—

Adjusted income (loss) before tax effect	34,497	0.35
Tax effect related to adjustments	(18,956)	(0.19)

Adjusted income (loss) after tax effect	15,541	0.16

Preferred stock dividend	6,450	0.07
Undistributed earnings allocated to participating securities	—	—

Adjusted net income (loss)	21,991	0.22
Preferred stock dividend	(6,450)	(0.07)
Undistributed adjusted earnings allocated to participating securities	(3,917)	(0.04)

Adjusted net income (loss) available to common shareholders	$11,624	$0.12

Weighted average basic and diluted shares outstanding	99,142

Calculation of Net Debt:

Net Debt is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Net Debt as total debt minus cash and cash equivalents. We believe Net Debt is useful to investors because it provides readers with a more meaningful measure of our outstanding indebtedness. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.

Contact:

WildHorse Resource Development Corporation

Pearce Hammond, CFA (713) 255-7094

Vice President, Investor Relations

ir@wildhorserd.com